Zumiez Inc. Reports January 2011 Sales Results

Net Sales Increased 20.8% to $26.7 Million; January 2011 Comparable Store Sales Increased 15.3%

EVERETT, WA -- (Marketwire - February 02, 2011) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended January 29, 2011 increased 20.8% to $26.7 million, compared to $22.1 million for the four-week period ended January 30, 2010. The Company's comparable store sales increased 15.3% for the four-week period, versus a comparable store sales increase of 1.8% in the year ago period.

To hear the Zumiez prerecorded January sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of January 29, 2011 we operated 400 stores, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Trevor Lang
Chief Financial Officer &
Chief Administrative Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200